UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Rockford Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ROCKFORD CORPORATION

600 South Rockford Drive
Tempe, Arizona 85281

To the Holders of

Rockford Corporation Common Stock

               Re:     2004 Annual Shareholders Meeting

Dear Shareholder:

      You are cordially invited to attend Rockford’s 2004 Annual Shareholders Meeting. We will hold the meeting on Wednesday, May 12, 2004, at 600 South Rockford Drive, Tempe, Arizona, 85281. The meeting will begin promptly at 2:00 p.m., Mountain Standard Time. We suggest you arrive at least 30 minutes early.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials are required unless you hold your shares in street name. If you hold your shares in street name, please follow the directions given in the Proxy Statement.

      We will have some of our directors and officers available before and after the meeting to speak with you. During the meeting, we will answer your questions about our business affairs and will consider the matters explained in the Notice and Proxy Statement that follow.

      Please vote, sign and return the enclosed Proxy Card as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

/s/ W. GARY SUTTLE

W. Gary Suttle
President and Chief Executive Officer

NOTICE OF 2003 ANNUAL SHAREHOLDERS MEETING

April, 8, 2004

To the Holders of

Rockford Corporation Common Stock

      We will hold our 2004 Annual Shareholders Meeting on Wednesday, May 12, 2004. We will meet at 2:00 p.m., Mountain Standard Time, at 600 South Rockford Drive, Tempe, Arizona, 85281. At the meeting we will:

•	Elect six directors; and

•	Consider any other matters that properly come before the meeting.

      Shareholders may vote at the meeting if they owned our common stock of record at the opening of business, 8:00 a.m., Eastern Standard Time, on March 15, 2004. We will have at the meeting a list of the shareholders eligible to vote. We will also have the list at our principal executive office, 600 South Rockford Drive, Tempe, Arizona 85281, for ten days before the meeting. Any shareholder may examine the list for any purpose germane to the meeting.

      We have enclosed our 2003 Annual Report, including financial statements, and our Proxy Statement with this notice of our annual meeting.

      The Board of Directors is soliciting your proxy and requests that you please sign, date and mail the enclosed Proxy Card. We have provided a return envelope for that purpose, which requires no postage if mailed in the United States. We encourage you to vote.

/s/ JAMES M. THOMSON

James M. Thomson
Vice President of Finance,
Chief Financial Officer and Secretary

Please Vote — Your Vote is Important

PROXY STATEMENT

GENERAL INFORMATION

Who May Vote

      You may vote if our records show that you held shares of our common stock as of March 15, 2004. As at March 1, 2004, 9,011,163 shares were outstanding and entitled to vote. The enclosed Proxy Card shows the number of shares you may vote.

Number of Votes

      You have one vote for each share, except that you may cumulate votes in the election of directors. Because you may cumulate votes in the election of directors and we will elect six directors, you have six votes for each share in our election of directors. You may cast your votes for a single candidate or you may divide them as you choose among up to six candidates.

Voting by Proxy

      If you hold your shares in your own name, you may vote by signing, dating and mailing the Proxy Card in the envelope provided. If you give us a proxy without giving specific voting instructions, the Proxies will vote your shares as the Board of Directors recommends. If the meeting is adjourned, the Proxies will vote your shares on the new meeting date unless you revoke your proxy.

      The Board of Directors is soliciting the enclosed proxy. We anticipate first mailing this Proxy Statement and the Proxy Card on April 8, 2004.

      If a broker, bank or other nominee holds your shares so that they are in “street name,” you will receive instructions from them. You must follow their instructions if you want to have your shares voted.

Other Matters

      We are not aware of any matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the meeting, the Proxies will vote your shares using their own judgment.

Voting in Person

      You may vote your shares at the meeting if you attend in person.

Revoking Your Proxy

      You may revoke your proxy if you:

•	Send us another signed proxy with a later date and we receive it before the Proxies vote your shares at the meeting; or

•	Send us a letter revoking your proxy and we receive it before the Proxies vote your shares at the meeting; or

•	Attend the Annual Meeting and vote your shares in person.

How a Quorum Is Determined

      If you have returned a Proxy Card or attend the meeting in person, we will count your shares to determine whether there is a quorum even if you abstain from voting.

      If a broker indicates on a proxy that the broker does not have discretionary authority to vote certain shares on a particular matter, we will not consider the shares present or entitled to vote on the matter.

Cost of This Solicitation

      We will pay the cost of this proxy solicitation, including the charges of brokerage firms and others who forward material to beneficial owners of our shares. We will solicit proxies by mail and may also solicit them by personal interview, telephone, e-mail or telegraph.

      Georgeson Shareholders will serve as our proxy solicitation agent, will coordinate the distribution of proxy materials and will oversee the return of Proxy Cards. We estimate the fee for these services will be $5,000.

Attending the Meeting if Your Shares Are in “Street Name”

      If your shares are held in street name you may attend the meeting, but you must vote through your broker or bank and cannot vote in person. If you are a beneficial owner of shares held by a broker or bank you will need proof of ownership to attend the meeting. We will accept a recent statement or letter from your broker or bank, showing your ownership of our shares on the record date, as proof of ownership.

REQUIRED VOTE TO APPROVE THE PROPOSAL

Election of Six Directors

      The six nominees for director who receive the most votes will be elected. Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share in our election of directors. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

WHO TO CALL IF YOU HAVE QUESTIONS

Investor Relations Coordinator

      If you have questions about the meeting or voting please call Andrea Miner, our Investor Relations Coordinator, at (480) 517-3042.

PROPOSAL AND BOARD RECOMMENDATION

Proposal to Elect Six Directors

     Directors to be Elected

      The shareholders will elect the entire Board of Directors, a total of six directors, at the meeting.

     Cumulative Voting Allowed

      Shareholders may cumulate votes in the election of directors, so each shareholder has six votes for each share. You may cast your six votes per share for a single candidate or you may divide them as you choose among up to six candidates.

     Vote Required

      The six nominees who receive the most votes will be elected.

     Nominees of the Board

      Our Board has nominated the following individuals to serve on our Board of Directors:

W. Gary Suttle Nicholas G. Bartol Ralph B. Godfrey	Jerry E. Goldress Timothy C. Bartol John P. Lloyd

      Each nominee is currently serving on the Board, has agreed to be named in this Proxy Statement and has agreed to serve if elected. See the section “Executive Officers and Board of Directors” for information about each of the nominees.

      Each director elected will hold office until the next annual meeting or until a successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board of Directors may elect another director for the remainder of the term.

      So far as we know, the listed nominees will be able to serve. If a nominee is unavailable, the Proxies will vote your shares for any Board of Directors’ proposed substitute nominee.

Recommendation

      Your directors recommend that you elect the six nominees.

EXECUTIVE OFFICERS AND BOARD OF DIRECTORS

      Our Executive Officers and Board of Directors are listed in the following table:

Name	Age	Position	Director Since

W. Gary Suttle(1)	63	President, Chief Executive Officer and Director	1992
David A. Boshes	49	Vice President of Operations
William Jackson	43	Vice President of Mobile Audio
Jacqueline M. Mott	60	Vice President of Human Resources
David L. Richards	57	Vice President of Information Technology
James M. Thomson	57	Vice President of Finance, Chief Financial Officer and Secretary
Jerry E. Goldress (1)(2)(3)	73	Chairman of the Board	1998
Nicholas G. Bartol	51	Director	1985
Timothy C. Bartol(1)(2)	48	Director	1997
Ralph B. Godfrey(2)(3)	64	Director	1999
John P. Lloyd(3)	52	Director	1988

(1)	Member of the Executive Committee.

(2)	Member of the Governance and Nominating Committee and the Compensation Committee.

(3)	Member of the Audit and Finance Committee.

W. Gary Suttle

      Mr. Suttle has served as our President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement.

      From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

David A. Boshes

      Mr. Boshes has served as our Vice President of Operations since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering Manager. Mr. Boshes holds a B.S. in Electrical Engineering from Northern Arizona University and an M.B.A. from Arizona State University.

William Jackson

      Mr. Jackson has served as our Vice President of Mobile Audio since 2002 and previously has served us since 1995 in various positions, including Managing Director of Lightning Audio and regional sales manager. Mr. Jackson has 21 years experience in the consumer electronics industry. Prior to joining Rockford, he managed a retail consumer electronics store for 13 years and operated a manufacturer’s sales representative firm for three years. Mr. Jackson holds a degree in Business Administration and Art from Coe College in Cedar Rapids, Iowa.

Jacqueline M. Mott

      Ms. Mott has served as our Vice President of Human Resources since October 2000 and, before that, as our Director of Human Resources since 1995. Before joining Rockford, Ms. Mott operated her own human resources and communication consulting practice. Her other experience includes serving as Vice President of Human Resources for a financial services corporation and management positions in the retail and publishing industries.

David L. Richards

      Mr. Richards has served as our Vice President of Information Technology and Chief Information Officer since 1996 and, prior to that, as our Director of Information Technology beginning in 1993. From 1976 until 1993, Mr. Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S. Army.

James M. Thomson

      Mr. Thomson has served as our Vice President of Finance and Chief Financial Officer since joining us in 1993. Prior to 1993, Mr. Thomson held positions as Operations Finance Manager, Corporate Controller of Corporate Planning and Director of Finance and Customer Administration for The Toro Company Worldwide Irrigation Division. He was also a Senior Financial Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin — Madison.

Jerry E. Goldress

      Mr. Goldress has served as our Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Alamo Group (NYSE:ALG), a publicly held manufacturer of Industrial Mowing Equipment and of K2, Inc. (NYSE:KTO), a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

Nicholas G. Bartol

      Mr. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999 and currently serves as the Chief Financial Officer of Galilee of the Nations, a music production company. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy C. Bartol.

Timothy C. Bartol

      Mr. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol is currently the principal of Bartol Consulting, a marketing and information technology consulting firm. Mr. Bartol was employed from 1994 until 2003 by Phillips Information Resources, serving in multiple positions including Director of Application Development and Chief Technology Officer. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

Ralph B. Godfrey

      Mr. Godfrey has served as a director since April 1999. Mr. Godfrey was employed by 3Com Corporation, a publicly held manufacturer of computer networking products, from 1990 until he retired in late 2000. He held various positions at 3Com, including Senior Vice President of Americas Sales and Senior Vice President

of E-Business. Mr. Godfrey also serves as a director of Extended Systems, Inc. (NASDAQ:XTND). Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

John P. Lloyd

      Mr. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings

      In 2002, our Board held a total of six meetings. Each Director attended at least 50% of our Board meetings. Each Director also attended at least 50% of the meetings of each committee of which he was a member.

Independent Directors

      The Board believes that its principal role is to oversee the management of Rockford’s business with the best interests of the shareholders in mind. To best accomplish this role, the Board believes that the majority of its directors must be “independent.” A director is considered independent only if the Board determines that the director does not have any direct or indirect material relationship with Rockford that may impair, or appear to impair, the director’s ability to make independent decisions. To make this determination, the Board applies the definition of “independent director” in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards and applicable laws and regulations. The Board has determined that each of our directors other that Mr. Suttle is independent as of the date of this Proxy Statement. At each regularly scheduled quarterly board meeting, the independent directors will hold an executive session at which only the independent directors are present.

Board Committees

      Executive Committee: The Executive Committee meets periodically to advise upon and approve our business and affairs that arise between the regularly scheduled Board meetings. The Executive Committee met two times during 2003. The current members of the Executive Committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

      Governance and Nominating Committee: The Governance and Nominating Committee oversees all matters of corporate governance, including recommending officers and directors to the Board of Directors. The Board has adopted a written charter for the Governance and Nominating Committee. The Governance and Nominating Committee was combined with the Compensation Committee during 2003 but was separated at the Board’s January 2004 meeting. It met three times during 2003. The current members of the Governance and Nominating Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

      The Governance and Nominating Committee will consider nominees recommended by our shareholders. If you wish to make a recommendation please send it to our Investor Relations Coordinator, Andrea Miner, at our executive offices. We must receive nominations no later than November 24, 2004, to consider nominees for election at our annual meeting in 2005.

      Compensation Committee: The Compensation Committee reviews and approves the amounts and types of compensation paid to senior management, and administers our equity-based compensation plans. The Board has adopted a written charter for the Compensation Committee. The Compensation Committee was combined with the Governance and Nominating Committee during 2003, but was separated at the Board’s January 2004 meeting. It met three times during 2003. The current members of the Compensation Committee are Messrs. T. Bartol (Chair), Godfrey and Goldress. All are independent directors.

      Audit and Finance Committee: The Audit and Finance Committee reviews our accounting controls and financial reporting processes. It recommends to the Board of Directors the engagement of our outside auditors. The Board of Directors has adopted a written charter for the Audit and Finance Committee. The Audit and Finance Committee met five times during 2003.

      The current members of the Audit and Finance Committee are Messrs. Lloyd (Chair), Goldress and Godfrey. Our board of directors has determined that Mr. Lloyd qualifies as an “audit committee financial expert” and is independent, as those terms are defined in the SEC’s rules. The members of our Audit and Finance Committee are independent as defined in Rule 4200(a)(15) of the Nasdaq National Market’s listing standards. We believe each of them satisfies the requirements for financial literacy established in Rule 4230 of the Nasdaq National Market’s listing standards, and we believe that Mr. Lloyd has the requisite financial expertise required by those standards.

Audit and Finance Committee Report and Actions

      The following is the 2003 report of the Audit and Finance Committee. We focus our audit functions on three areas:

•	The adequacy of our internal controls and financial reporting process and the reliability of our financial statements;

•	The independence and performance of our independent auditors; and

•	Our compliance with legal and regulatory requirements.

      We meet with management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. We discuss these matters with our independent auditors and with appropriate financial personnel on Rockford’s staff. We regularly meet privately with our independent auditors, who have unrestricted access to the Committee.

      The Audit Committee is responsible for the appointment of Rockford’s independent auditors, for establishing their compensation and for approving any non-audit services they provide. We also review periodically the auditors’ performance and independence from Rockford and its management. In addition, we review Rockford’s financing plans and report recommendations to the full Board of Directors for approval and to authorize action.

      The Board of Directors has adopted a written charter setting out the audit related functions the Committee is to perform. You can find a copy of that charter attached to this Proxy Statement as Appendix A.

      Management has primary responsibility for Rockford’s financial statements and the overall reporting process, including Rockford’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present Rockford’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the U.S. and discuss with us any issues they believe should be raised with us.

      During 2003, we reviewed Rockford’s audited financial statements and met with both management and Ernst & Young LLP, Rockford’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

      We have received from and discussed with Ernst & Young the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These disclosures relate to that firm’s independence from Rockford. We also discussed with Ernst & Young any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      Based on these reviews and discussions, we recommended to the Board of Directors that the audited financial statements be included in Rockford’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Audit and Finance Committee: John P. Lloyd

Ralph B. Godfrey
Jerry E. Goldress

Director Compensation

      We compensate our non-executive Directors by paying them a retainer of $2,500 per quarter and $1,250 per Board meeting attended, $1,000 per Committee meeting attended and $2,000 per Audit Committee meeting attended. In addition to compensation, we reimburse Directors for their reasonable travel expenses incurred in attending Board and Committee meetings.

      We have also customarily granted to our non-executive Directors options under our 1994, 1997 and 2002 Stock Option Plans.

Compensation Committee

      The members of our Compensation Committee are named above. We did not employ any member of the Compensation Committee during fiscal year 2003. None of our directors (nor any family member of any director) served during fiscal year 2003 as an executive officer of any entity whose Compensation Committee (or other comparable Committee, or the Board of Directors, as appropriate) included a Rockford executive officer.

Interlocks and Insider Participation

      There are no “interlocks” as defined by the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the compensation we paid our Chief Executive Officer and each of our four other most highly compensated executive officers during 2001, 2002 and 2003.

				Long Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus	Options	Compensation(2)

W. Gary Suttle	2003	$500,000	$—	42,000	$115,800	(3)
President and Chief Executive Officer	2002	$450,000	$—	—	$4,769,100	(4)
	2001	$450,000	$50,000	77,814	$1,391,100	(5)
David A. Boshes	2003	$200,000	$—	8,500	$5,973
Vice President of Operations	2002	$180,260	$—	—	$322,926	(6)
	2001	$179,129	$10,000	19,000	$5,100
William Jackson	2003	$174,498	$—	10,000	$5,221
Vice President of Mobile Audio	2002	$171,308	$—	—	$5,139
	2001	$148,047	$11,250	—	$4,750
David L. Richards	2003	$205,000	$—	10,000	$6,000
Vice President of Information	2002	$184,885	$—	—	$255,027	(7)
Technology	2001	$184,180	$11,250	21,000	$5,100
James M. Thomson	2003	$250,000	$—	13,000	$6,000
Vice President of Finance and	2002	$200,327	$—	—	$9,622	(8)
Chief Financial Officer	2001	$199,149	$15,000	27,000	$5,100

(1)	Amounts listed are annual base salaries, except that Mr. Jackson’s compensation includes commissions of $73,047 for 2001, $83,269 for 2002 and $74,498 for 2003.

(2)	Except as specifically stated in notes (3) through (7) immediately below, the amounts shown as All Other Compensation represent Rockford contributions to our Employee 401(k) Deferred Compensation Plan.

(3)	For Mr. Suttle, the amounts shown as All Other Compensation for 2003 represent:

•	Our contribution for Mr. Suttle of $6,000 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $109,800 to reimburse Mr. Suttle for “split dollar” life insurance premiums pursuant to his employment agreement and the taxes incurred as a result of reimbursement through compensation for the years 2002 and 2003.

(4)	For Mr. Suttle, the amounts shown as All Other Compensation for 2002 represent:

•	Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $4,764,100 resulting from Mr. Suttle’s exercise of 595,500 stock options granted to him by Monument Investors Limited Partnership, as described below under the heading “Related Party Transactions.” This compensation was paid by Monument Investors Limited Partnership and not directly by us.

(5)	For Mr. Suttle, the amounts shown as All Other Compensation for 2001 represent:

•	Our contribution for Mr. Suttle of $5,100 to our Employee 401(k) Deferred Compensation Plan;

•	Our payment of $36,000 of premiums for a “split dollar” life insurance policy for Mr. Suttle pursuant to his employment agreement. If Mr. Suttle dies, we will receive the aggregate amount of our premium payments and the beneficiary of the policy will receive the excess; and

•	Compensation of $1,350,000 resulting from Mr. Suttle’s exercise of 200,000 stock options granted to him by Monument Investors Limited Partnership, as described below under the heading “Related

Party Transactions.” This compensation was paid by Monument Investors Limited Partnership and not directly by us.

(6)	For Mr. Boshes, the amounts shown as All Other Compensation for 2002 represent:

•	Our contribution for Mr. Boshes of $5,408 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $317,518 from a disqualified incentive stock option sale.

(7)	For Mr. Richards, the amounts shown as All Other Compensation for 2002 represent:

•	Our contribution for Mr. Richards of $5,547 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $249,480 from a disqualified incentive stock option sale.

(8)	For Mr. Thomson, the amounts shown as All Other Compensation for 2002 represent:

•	Our contribution for Mr. Thomson of $6,010 to our Employee 401(k) Deferred Compensation Plan; and

•	Compensation of $3,612 as a taxable fringe benefit paid for Mr. Thomson.

Stock Option Grants in the Last Fiscal Year

      The following table shows the stock options we granted to our Chief Executive Officer and each of our four other most highly compensated executive officers during 2003. We have never granted any stock appreciation rights.

      The SEC requires that we use the assumed annual compounded rates of stock price appreciation of 5% and 10% shown in this table. These rates are only an illustration and are not based on our anticipated results. Our stock price may increase or decrease based on market conditions, our performance and many other factors. You should not rely on the amounts in this table as a projection of our performance.

Individual Grants					Potential Realizable
					Value at Assumed Annual
	Number of				Rates of Stock Price
	Securities	Percent of Total			Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options	to Employees in	Price
Name	Granted (#)	Fiscal Year	($/Sh)	Expiration Date	5%	10%

W. Gary Suttle	42,000	25%	$5.70	1/28/2013	$131,988	$325,093
David A. Boshes	8,500	5%	$5.70	1/28/2013	$26,712	$65,793
William Jackson	10,000	6%	$5.70	1/28/2013	$31,426	$77,403
David L. Richards	10,000	6%	$5.70	1/28/2013	$31,426	$77,403
James M. Thomson	13,000	5%	$5.70	1/28/2013	$40,853	$100,624

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUE

      The following table contains information concerning the exercise of stock options during the fiscal year ended December 31, 2003 by our officers listed on the Summary Compensation Table, including:

•	The shares that each of them purchased during 2003 by exercising their stock options; and

•	The number and value of unexercised options each of them held at December 31, 2003. Value is determined by subtracting the exercise price from the closing market value of $5.20 per share as of December 31, 2003. Only options in the money are included in the determination of value.

			Number of Securities		Value of Unexercised
	Shares Acquired		Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year End		Fiscal Year End
	Number	Value
Name	Exercised	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Gary Suttle	—	$—	192,211	50,503	$106,812	$—
David A. Boshes	—	$—	61,500	9,000	$43,522	$—
William Jackson	—	$—	26,500	6,500	$17,237	$—
David L. Richards	—	$—	76,650	10,250	$64,102	$—
James M. Thomson	—	$—	112,750	13,250	$197,762	$—

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Philosophy

      We have historically established executive compensation to provide a base salary that will allow us to hire and retain qualified management. We have also provided annual cash incentive bonuses designed to reward all of our employees including executives for their contributions to our performance.

      From time to time we have also granted stock options to executives and key employees that were designed to keep them focused on increasing shareholder value.

      We believe that our executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that our executive compensation practices have allowed us to create an executive team that will be able to maintain and increase our business. From time to time we have reviewed employee compensation data provided by compensation consulting firms and have endeavored to maintain our salary levels at approximately the 75th percentile for comparable positions at competitive companies.

Procedures

      We determine the compensation of our President and set policies for and approve the compensation of our other officers. This is designed to ensure consistency in compensation of our officers. In reviewing the individual performance of our officers other than the President, we take into account the views of the President and, in 2003, established base salary and bonus for officers other than the President based largely on the President’s recommendations.

      We review annually the compensation of all our executives and employees. Our goal is to assure that all of our executives and employees are properly motivated to serve the interests of our shareholders.

Base Salary

      We set base salaries within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity and profitability. We take into account the position involved and the executive’s experience. In addition, we consider other factors, including each officer’s contribution to our business as a whole.

Bonus

      We award cash bonuses to our employees on a discretionary basis. In determining bonus awards, we consider our financial and non-financial achievements, including revenue growth, profitability, expansion of our markets and new product introductions. Bonuses to lower-compensated employees tend to be a smaller portion of compensation, while bonuses to our most highly compensated employees (including our executive officers) tend to be larger and to vary more depending on Rockford’s performance.

      We did not pay cash bonuses in 2003 because our financial performance for 2002 did not achieve our business and financial goals. This is in keeping with our objective to adjust bonus compensation for our executive officers on an annual basis based on financial and business results, the individual performance of the executive and the job market for key executives.

Options

      Stock options are our primary long-term incentive compensation. We have awarded stock options to a broad range of our middle and upper level managers, including the President and other executive officers named in the Summary Compensation Table. The size of awards is based on position, responsibilities and individual performance.

      In general, our expectation is that we will award option grants to our employees each year equal to between 1% and 2% of our outstanding equity.

      We believe that our long-term incentives are generally consistent with the incentives at comparable companies.

Chief Executive Officer

      At the beginning of 1999 we entered into an employment agreement with our President and Chief Executive Officer. In determining his compensation, we considered his demonstrated leadership, the excellent management team he developed since joining us in 1992, and Rockford’s performance during 1997 and 1998. As of January 1, 1999, we approved an increase in Mr. Suttle’s salary to $400,000 annually from the former base of $360,000 annually. We maintained the same salary for 2000. In 2001 we increased Mr. Suttle’s salary to $450,000 annually. We maintained it at the same level in 2002 and increased his salary to $500,000 annually in 2003.

      We believe Mr. Suttle’s interests are well aligned with the interests of our shareholders because of our basic compensation system and also because of the 795,000 shares he acquired during 2001 and 2002 from our largest shareholder, Monument Investors Limited Partnership, pursuant to options Monument awarded to him when he joined us in 1992. Mr. Suttle exercised and sold 200,000 of the shares available to him from Monument during 2001 pursuant to a registration statement on Form S-3. Subsequently, during March 2002, he exercised the balance of these options and sold 100,000 more of his shares. During 2003, Mr. Suttle sold 139,000 additional shares in connection with his personal tax and financial planning, leaving him with 368,100 shares held at December 31, 2003, not including stock options.

Compensation Committee: Timothy C. Bartol
Ralph B. Godfrey
Jerry E. Goldress

RELATED-PARTY TRANSACTIONS

Grisanti, Galef & Goldress Consulting Agreement

      We initially retained Grisanti, Galef & Goldress, Inc., to provide Mr. Suttle’s consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress, Inc. Under the consulting agreement, we retained Grisanti, Galef & Goldress, Inc., to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress, Inc., an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.

      We renewed our agreement with Grisanti, Galef & Goldress, Inc., effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 for each of 1997 and 1998. We also agreed in 1995 to extend the 215,000 share stock option so that it was scheduled to expire on August 1, 2002. We filed a registration statement on Form S-3 in November 2001 to permit Grisanti, Galef & Goldress, Inc., to sell up to 130,000 of the shares available under this option. Grisanti, Galef & Goldress exercised its option to purchase all 215,000 shares during 2002 and sold 130,000 of these shares pursuant to the registration statement on Form S-3.

      Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, Inc., in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress, Inc., to provide consulting services.

      During 2000 and 2001 we paid $4,000 each year as compensation for Mr. Goldress’ director fees. During 2002 we paid $15,500 as compensation for Mr. Goldress’ director fees. During 2003, we paid $40,500 as compensation for Mr. Goldress’ director fees.

Suttle/Bartol Option Agreement

      Mr. Suttle held an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992 and fully vested on August 1, 1995 as consideration for his agreement to serve as director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999 to August 1, 2002 and to increase the exercise price of the options during the extended period. The exercise price of Mr. Suttle’s options increase over time on the following schedule:

$0.37 per share	On or before August 1, 1995
$0.41 per share	After August 1, 1995 and on or before August 1, 1999
$0.70 per share	After August 1, 1999 and on or before August 1, 2002

      Mr. Suttle exercised his option with respect to 200,000 of these shares during December 2001 and with respect to the balance during March 2002. He immediately sold 200,000 shares during December 2001, and 100,000 shares during March 2002, in order to allow him to pay taxes arising from the exercise and pursuant to a registration statement on Form S-3. For tax purposes, the options are treated as non-qualified stock options.

      During 2003 Mr. Suttle sold 139,000 additional shares, as permitted by the effective registration statement and Rule 144, in order to permit him to pay additional taxes arising from the exercise and for personal financial planning purposes. He has indicated that he intends to retain the remaining shares for investment purposes.

Suttle Employment Agreement

      The principal terms of our agreement with Mr. Suttle are as follows:

•	initial five-year term ended January 1, 2004, was extended for 2 years and currently expires January 1, 2006;

•	initial base salary of $400,000 per year, subject to increases at the discretion of our Compensation Committee with 2003 base salary of $500,000;

•	bonus potential of up to 50% of salary, at the discretion of the Board of Directors and the Nominating and Compensation Committee, based upon our performance;

•	participation in our stock option plan, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

•	payment by us of up to $36,000 per year in premiums on a “split dollar” life insurance policy for Mr. Suttle’s benefit. This arrangement was terminated in August 2002 when Congress passed the Sarbanes-Oxley Act and we subsequently paid Mr. Suttle bonuses in 2003 for the years 2002 and 2003 to compensate him for the benefits lost as a result; and

•	we may terminate the agreement at any time after the first year.

      If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle’s base salary for 18 months after the termination. Mr. Suttle may not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for 12 months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

      Under the terms of the agreement, it renewed on January 1, 2004 for a two-year period ending on January 1, 2006. It renewed on the same terms as described above for its initial term, except for termination of the “split dollar” life insurance compensation.

PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF OFFICERS AND DIRECTORS

      The following tables list our share ownership as of March 1, 2004, for the persons or groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted.

Name and Address of		Percent of
Beneficial Owner	Shares Beneficially Owned	Common Stock

Timothy C. Bartol(1)	2,871,528	31.9%
Monument Investors Limited Partnership(2)	2,205,789	24.5
Quaker Capital Management Corporation(3)	1,425,000	15.8
Nicholas G. Bartol(4)	669,015	7.4
Boulder Investors Limited Partnership(5)	602,493	6.7
W. Gary Suttle(6)	588,311	6.4
James M. Thomson(7)	141,776	1.6
Jerry E. Goldress(8)	130,590	1.4
Ralph B. Godfrey(9)	88,750	1.0
David L. Richards(10)	85,645	*
John P. Lloyd(11)	82,942	*
David A. Boshes(12)	66,000	*
William Jackson(13)	48,908	*
All Executive Officers and Directors as a Group (11 persons)(14)	4,203,108	42.9

*	Represents less than 1%

(1)	Includes 2,205,789 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which

Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 8,600 shares held by Mr. Bartol’s wife; and 3,000 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol’s address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(2)	Monument Investors Limited Partnership’s address is c/o Mr. T. Bartol, Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281. It is owned by Mr. T. Bartol (general partner) and Mr. N. Bartol, Ms. P. Carrio and Ms. A. Butterfield (limited partners) the four natural children of John and Caroline Bartol.

(3)	Includes 1,423,700 shares that investment advisory clients of Quaker Capital Management Corporation own and over which it has discretionary authority. Quaker Capital Management Corporation disclaims beneficial ownership of these shares. Its address is 401 Wood Street, Suite 1300, Pittsburg, PA 15222. In light of Quaker Capital Management Corporation’s disclaimer, we do not consider it our affiliate and have not included its shares in computing shares held by our affiliates.

(4)	Includes 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 4,095 shares held by Mr. Bartol’s wife; and 3,000 shares underlying vested options granted under our stock option plans. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol’s address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(5)	Boulder Investors Limited Partnership’s address is c/o Mr. T. Bartol, Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281. It is controlled by Mr. T. Bartol and Mr. N. Bartol (general partners) and Ms. P. Carrio and Ms. A. Butterfield (limited partners), the four natural children of John and Caroline Bartol.

(6)	Includes 220,211 shares underlying vested options granted under our stock option plans. Mr. Suttle’s address is c/o Rockford Corporation, 600 South Rockford Drive, Tempe, Arizona 85281.

(7)	Includes 118,625 shares underlying vested options.

(8)	Includes 37,400 shares underlying vested options.

(9)	Includes 78,750 shares underlying vested options.

(10)	Includes 82,400 shares underlying vested options.

(11) Includes 76,100 shares underlying vested options.

(12)	Includes 66,000 shares underlying vested options.

(13)	Includes 47,275 shares underlying vested options.

(14)	Includes 794,911 shares underlying vested options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires

•	our executive officers;

•	our directors; and

•	persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC and the National Association of Securities Dealers. These reporting persons must furnish us with copies of all Forms 3, 4 and 5 that they file.

      Based solely upon our review of the copies of Forms 3, 4 and 5 and amendments to these forms, we believe that all reporting persons complied with all filing requirements on a timely basis during 2003.

STOCK PRICE PERFORMANCE GRAPH

      The registration statement for the initial public offering of our common stock was declared effective on April 19, 2000, and our shares began trading on the Nasdaq National Market on April 20, 2000.

      Set forth below is a line graph comparing the cumulative total return over the period beginning on the date of our initial public offering on April 20, 2000, and ending on December 31, 2003, for an investment of $100 in each of the following:

•	Shares of our common stock;

•	The Russell 2000 Index, a broad based equity index of smaller capitalization companies, with dividends reinvested. We believe this index is a better comparison for our stock than the S&P 500 or Nasdaq Stock Market indexes because it includes smaller companies more comparable in size to us than either of the larger indexes; and

•	A peer group we have selected that includes Harman International Industries, Inc.; Boston Acoustics, Inc.; Recoton Corp.; and Phoenix Gold International, Inc. The peer group index is weighted based on market capitalization as of the beginning of each measurement period and assumes the reinvestment of dividends. Because of Harman’s large capitalization and excellent performance in the last year, this peer group index is dominated by Harman’s performance and you should take this large weighting into account when using the chart. For each year we adjust the weightings at the end of each year.

•	Recoton Corp filed for bankruptcy during 2002 and was liquidated during 2003; accordingly, its shares have become essentially worthless and we will remove it from the index for 2004. We have not determined whether to add other companies to the index or to otherwise revise the index in light of this change.

      The number values for the chart above are as follows:

	Stock Performance Values($)

	April 20,	December 31,	December 31,	December 31,	December 31,
	2000	2000	2001	2002	2003

Rockford Corp	100	45	78	54	47
Russell 2000	100	101	104	83	122
Peer Index	100	121	151	180	437

INDEPENDENT AUDITOR AND FEES

      Ernst & Young LLP served as our independent auditor for fiscal year 2003. The Board of Directors and Audit Committee have also selected them to serve as our independent auditor for fiscal year 2004. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to questions.

      During 2003 we paid our independent auditors, Ernst & Young LLP, the following fees for services they provided to us:

Audit Fees	$371,149
Audit Related Fees	73,868
Tax Fees	150,160
Other Fees	468,376
Financial System Design and Implementation Fees	—

Total Fees	$1,063,553

      Audit related fees consist primarily of assistance related to accounting transactions. Other fees includes approximately $464,000 for work related to an abandoned acquisition.

      The Audit and Finance Committee has reviewed the services Ernst & Young LLP provided to Rockford during 2003 and believes that the audit related fees and other fees which it has provided did not impinge on the auditor’s independence.

OUR NEXT ANNUAL MEETING AND PROPOSALS BY SHAREHOLDERS

      We expect our 2005 annual meeting will take place on or about April 27, 2005. As a shareholder you may seek to:

•	nominate directors; or

•	have proposals presented in our Proxy Statement and considered at our annual meeting.

      Your nomination or proposal must comply with Arizona law and, for the 2005 annual meeting, we must receive it no later than November 24, 2004. You should direct any proposals and related questions to Ms. Andrea Miner, our Investor Relations Coordinator, at (480) 517-3042.

ANNUAL REPORT

      Our Annual Report with certified financial statements for the fiscal year ended December 31, 2003, accompanies and is incorporated by reference in this Notice and Proxy Statement and will be mailed to all shareholders of record on or about April 8, 2004. Any exhibit to the Annual Report will be furnished to any requesting person who makes a good faith representation that he or she was a beneficial owner of our Common Stock on March 15, 2004.

By order of the Board of Directors.

/s/ JAMES M. THOMSON

James M. Thomson
Vice President, Chief Financial Officer
and Secretary

ROCKFORD CORPORATION

AUDIT AND FINANCE COMMITTEE CHARTER

1.	Organization

      This charter governs the Audit and Finance Committee of Rockford’s Board of Directors. The committee will consist of at least three directors appointed by the Board in consultation with the Governance and Nominating Committee. Each committee member must be independent as defined in Rockford’s Corporate Governance Guidelines.

      None of the members will have any relationship that, in the Board’s opinion, would interfere with the member’s exercise of independent judgment. In addition, all committee members will be financially literate or will become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee will have accounting or related financial management expertise as required by applicable laws and regulations.

2.	Purpose

      The Audit and Finance Committee will help the Board fulfill its oversight responsibility to the shareholders, potential shareholders, the investment community, and others. It is responsible on behalf of the Board to review and supervise Rockford’s financial reporting process, systems of internal accounting and financial controls, preparation of financial statements, annual independent audit of financial statements, and the legal compliance and ethics programs. In so doing, the committee will maintain free and open communication between the committee, independent auditors and management.

      In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention. The committee will have full access to all Rockford’s books, records, facilities, and personnel and the power to retain outside counsel or other independent advisors and experts for this purpose.

3.	Responsibilities

      3.1     Audit and Accounting Duties. The Audit and Finance Committee is responsible for overseeing Rockford’s financial reporting process on behalf of the Board. It will report the results of its activities to the Board. Specifically, the committee’s responsibilities include:

•	Reviewing and assessing the adequacy of the committee’s charter annually. The charter will be disclosed in the proxy statement at least once every three years.

•	Recommending annually to the Board the selection, retention or termination of Rockford’s independent auditors. The committee will have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the shareholders.

•	Taking steps to assure the independence of the independent auditors, including reviewing the independent auditor’s services and fees and requiring a formal written statement from the independent auditors regarding relationships between the independent auditors and Rockford.

•	Reviewing Rockford’s financial reporting and accounting policies and practices, and discussing the quality and appropriateness of such policies and practices with the independent auditors and management.

•	Reviewing annually with the independent auditors and Rockford’s financial management the scope and procedures of the audits of Rockford’s financial statements.

•	Reviewing the results of each annual audit with the independent auditors and management, and recommending to the Board inclusion of the financial statements in Rockford’s Annual Report on Form 10-K filed with the SEC.

•	Reviewing with the independent auditors and management the results of the independent auditors’ review of the quarterly financial statements, including any significant accounting or disclosure issues, prior to filing Rockford’s Quarterly Reports on Form 10-Q with the SEC.

•	Reviewing Rockford’s internal audit procedures and the coordination of such procedures with the independent auditors.

•	Reviewing with management and the independent auditors the adequacy and effectiveness of Rockford’s internal accounting systems and financial controls including Rockford’s system to monitor and manage business risk, and legal and ethical compliance programs.

•	Reviewing Rockford’s policies and procedures to ensure their compliance with all applicable legal requirements and ethical standards and recommending to the Board any appropriate changes to these policies that the Committee deems appropriate.

•	Adopting other flexible policies and procedures, in order to best react to changing conditions and circumstances, and to assure the directors and shareholders that Rockford’s corporate accounting and reporting practices are in accordance with all requirements and are of the highest quality.

      3.2     Finance Responsibilities. The Audit and Finance Committee is also responsible for reviewing and approving on behalf of the Board Rockford’s actions, policies and strategies related to corporate finance, including the following:

•	Capital structure plans and strategies and specific equity or debt financings;

•	Capital expenditure plans and strategies and specific capital projects;

•	Strategic and financial investment plans and strategies and specific investments;

•	Proposed mergers, acquisitions, divestitures and strategic investments;

•	Insurance and risk management activities;

•	Cash management plans and strategies and all activities relating to cash accounts and cash investments portfolio, including the establishment and maintenance of bank, investment and brokerage accounts;

•	Financial structuring and risks, including issues such as debt structuring, investment management and foreign currency risk and exposure; and

•	Other transactions or financial issues that the Board or management desires the Audit and Finance Committee to review.

4.	Meetings and Reports

      The Audit and Finance Committee will hold regularly scheduled meetings at least four times per year. Additional meetings may occur if the committee or the Board deems them advisable. The committee will promptly report the results of the committee’s activities and meetings to the Board and will maintain written minutes of its meetings to be filed in Rockford’s official minute book.

5.	Reporting of Concerns to the Audit and Finance Committee

      Anyone (including Rockford’s employees) who has a concern about Rockford’s conduct, accounting, financial reporting, internal controls or auditing matters, may communicate that concern directly to the committee (through the committee chair) or to any independent director.

      Communications about such concerns may be confidential or anonymous. Anyone wishing to communicate such concerns may e-mail them, submit them in writing or report them by phone to any committee members or to any other independent director. The committee will promptly review any concerns and take action to correct any legitimate issues raised by such communications.

      Rockford’s policies prohibit any director or employee from retaliating or taking any adverse action against anyone for raising or helping to resolve any concern raised in this process.

PROXY
ROCKFORD CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Gary Suttle and Jerry E. Goldress or either of them acting in the absence of the other, with full power of substitution, the true and lawful attorneys and proxies of the undersigned, to attend the Annual Meeting of the Shareholders of Rockford Corporation to be held at 600 South Rockford Drive, Tempe, Arizona, 85281, on Wednesday, May 12, 2004, at 2:00 p.m., Mountain Standard Time, and any adjournments thereof, and to vote the shares of Common Stock of Rockford standing in the name of the undersigned, as directed below, with all the powers the undersigned would possess if personally present at the meeting.

PROPOSAL NO. 1: To elect six directors to our Board to serve for the next year or until their successors are elected.

NOMINEES:	W. Gary Suttle	Timothy C. Bartol
	Jerry E. Goldress	Ralph B. Godfrey
	Nicholas G. Bartol	John P. Lloyd

VOTE for all nominees except those whose names are written on the line provided below (if any).

VOTE WITHHELD on all nominees.

PLEASE PROMPTLY DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE

     This proxy will be voted in accordance with the directions indicated herein. If no specific directions are given, this proxy will be voted for approval of all nominees listed herein and, with respect to any other business as may properly come before the meeting, in accordance with the discretion of the Proxies.

DATED:

Signature

Signature

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